UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 6, 2025

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100

Dublin, Ohio 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Warrant Inducement Transaction

On April 6, 2025, reAlpha Tech Corp. (the “Company”) entered into inducement offer letter agreements (the “Inducement Letters”) with certain holders (the “Holders”) of existing warrants of the Company to purchase up to an aggregate of 4,218,751 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), having an original exercise price of $5.00 per share, which was subsequently adjusted to $1.44 per share pursuant to the anti-dilution provision included in such existing warrants, issued to the Holders on November 24, 2023, with a current expiration date of November 24, 2028 (the “Existing Warrants”).

Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants at a reduced exercise price of $0.75 per share (the “Reduced Exercised Price”) in consideration for the Company’s agreement to issue in a private placement new common stock purchase warrants (the “New Warrants”) to purchase an aggregate of 8,437,502 shares of Common Stock (the “New Warrant Shares”), as described below (the “Offering”). In connection with the Offering and as a result of the consent of the holders of a majority of the outstanding Existing Warrants (based on the number of shares of Common Stock underlying the Existing Warrants), thereby providing the consent of the holders required to modify the terms of the Existing Warrants pursuant to the terms thereof, the Company also agreed to reduce the exercise price of the Existing Warrants to purchase an aggregate of 4,114,582 shares of Common Stock for all holders of the Existing Warrants not participating in the Offering to the Reduced Exercise Price for the remaining term of the Existing Warrants.

The closing of the transactions contemplated pursuant to the Inducement Letters (the “Closing Date”) is expected to occur on or about April 8, 2025, subject to satisfaction of customary closing conditions. The Company expects to receive aggregate gross proceeds of approximately $3.1 million from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees and other Offering expenses payable by the Company. The Company intends to use the net proceeds for working capital and for general corporate purposes.

The Company engaged H.C. Wainwright & Co., LLC (“Wainwright”) to act as its exclusive warrant solicitation agent in connection with the transactions summarized above. The Company agreed to pay Wainwright a cash fee equal to 5.0% of the gross proceeds received from the Holders’ exercise of their Existing Warrants pursuant to that certain engagement letter, by and between the Company and Wainwright, dated as of March 24, 2025 (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company also agreed to reimburse Wainwright for its reasonable and documented legal fees and expenses incurred in connection with the consummation of the Offering in an amount up to $50,000.

The issuance and resale of the shares of Common Stock underlying the Existing Warrants has been registered pursuant to an existing registration statement on Form S-3 (File No. 333-284234), which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 21, 2025.

The Company has agreed to file a registration statement providing for the resale of the New Warrant Shares (the “Resale Registration Statement”) within 30 calendar days of April 6, 2025 (the “Filing Date”), and to use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC within 60 calendar days following April 6, 2025 (or 90 calendar days following April 6, 2025 if the SEC notifies the Company that it will review the Resale Registration Statement) (the “Effectiveness Date”) and to keep the Resale Registration Statement effective at all times until the earlier of when (i) the Holders no longer own any New Warrants or New Warrant Shares or (ii) the New Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the New Warrants), without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such New Warrant Shares and without volume or manner-of-sale restrictions. In the event that the Resale Registration Statement is not filed by the Filing Date or declared effective by the SEC by the Effectiveness Date, then, on the Filing Date or the Effectiveness Date, as applicable (each, an “Event Date”), and on each monthly anniversary of such Event Date (if the Resale Registration Statement has not been filed or declared effective by the applicable Event Date) until the Resale Registration Statement is filed or declared effective, the Company also agreed to pay to each holder of New Warrants an amount in cash, as partial liquidated damages, equal to the product of 1.0% multiplied by the aggregate exercise price of the New Warrants held by each holder of the New Warrants. If the Company fails to pay any partial liquidated damages in full within seven (7) days after the date payable, then, in accordance with and subject to the terms of the Inducement Letters, the Company will pay interest thereon at a rate of eighteen percent (18%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holders of the New Warrants, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

Pursuant to the Inducement Letters, the Company agreed not to issue any shares of Common Stock or Common Stock equivalents or to file any other registration statement or amendment or supplement to an existing registration statement with the SEC (in each case, subject to certain exceptions) until sixty (60) days after the Closing Date. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Inducement Letters) until one hundred and eighty (180) calendar days after the Closing Date.

The exercise of the New Warrants and issuance of the New Warrant Shares is subject to stockholder approval (the “Stockholder Approval”) in accordance with Nasdaq Listing Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”). The Company agreed to either hold an annual or special meeting of stockholders or file an information statement on or prior to June 7, 2025, for the purpose of obtaining such Stockholder Approval, with the recommendation of the Company’s board of directors (the “Board”) that such proposal is approved. In connection with the required Stockholder Approval, Giri Devanur, the Company’s Chief Executive Officer, and Michael J. Logozzo, the Company’s Chief Operating Officer and President, each entered into a Voting Agreement, dated as of April 6, 2025 (each, a “Voting Agreement”). Pursuant to the Voting Agreements, Mr. Devanur and Mr. Logozzo each agreed to vote all his shares of Common Stock owned or held of record by him at each annual or special meeting of stockholders (and at every adjournment or postponement thereof) at which the Stockholder Approval is sought, in favor of such Stockholder Approval. To the extent that the Company does not obtain Stockholder Approval at the first meeting of stockholders, the Company agreed to call a meeting of stockholders for the purpose of obtaining the Stockholder Approval every sixty (60) days thereafter until such time the Stockholder Approval has been obtained or the New Warrants are no longer outstanding.

Terms of the New Warrants

Duration and Exercise Price. Each New Warrant will have an exercise price equal to $0.75 per share. The New Warrants will be exercisable at any time on or after the date on which Stockholder Approval is received and deemed effective under Delaware law until November 24, 2028. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the Common Stock and the exercise price.

Exercisability. The New Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed notice of exercise accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s New Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s New Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants, provided that any increase will not be effective until sixty-one (61) days following notice to the Company.

Cashless Exercise. If, at the time a holder exercises its New Warrants, a registration statement registering the resale of the New Warrant Shares by the holder under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of Common Stock determined according to a formula set forth in the New Warrants.

Rights as a Stockholder. Except as otherwise provided in the New Warrants or by virtue of the holder’s ownership of shares of Common Stock, such holder of New Warrants does not have the rights or privileges of a holder of Common Stock, including any voting rights, until such holder exercises such holder’s New Warrants. The New Warrants provide that the holders of the New Warrants have the right to participate in distributions or dividends paid on shares of Common Stock.

Fundamental Transactions. If at any time the New Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined in the New Warrants), then, upon any subsequent exercise of the New Warrants, the holder of the New Warrants will be entitled to receive, for each New Warrant Share that would have been issuable upon such exercise prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by a holder of the number of shares of Common Stock for which the New Warrants are exercisable immediately prior to the Fundamental Transaction. In the event of a Fundamental Transaction, and at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), the Company shall purchase the unexercised portion of the New Warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the New Warrants) of the remaining unexercised portion of the New Warrants on the date of the consummation of such Fundamental Transaction.

Voluntary Exercise Price Adjustment. The exercise price of the New Warrants may be reduced at any time deemed appropriate by the Board, subject to Nasdaq’s rules and regulations.

Waivers and Amendments. The New Warrants may be modified or amended, or the provisions of the New Warrants waived with the Company’s and the holders’ written consent.

The forms of New Warrants, Inducement Letter and Voting Agreement are attached as Exhibits 4.1, 10.1 and 10.2, respectively. The descriptions of the terms of the New Warrants, Inducement Letters and Voting Agreements are not intended to be complete and are qualified in their entirety by reference to such exhibits. The Inducement Letters contain customary representations, warranties and covenants by the Company which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02 Unregistered Sales of Equity Securities.

The New Warrants and New Warrant Shares have not been registered under the Securities Act and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

The description of the New Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 3.03 Material Modifications to Rights of Security Holders.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.03 in its entirety.

Item 8.01 Other Events.

On April 7, 2025, the Company issued a press release announcing the transactions described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Warrant.

10.1	Form of Inducement Letter.

10.2	Form of Voting Agreement.

99.1	Press Release, dated April 7, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2025	REALPHA TECH CORP.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer